Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.
AMENDED AND RESTATED LICENSE AGREEMENT
This Amended and Restated License Agreement (this “Agreement”) is made effective as of March 7, 2011 (the “Effective Date”) by and between ARIAD Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 26 Landsdowne Street, Cambridge, MA 02139 (“ARIAD”), and Bellicum Pharmaceuticals, Inc., a Delaware corporation with a place of business at 6400 Fannin St., Suite 2300, Houston, TX 77030 (“Bellicum”). ARIAD and Bellicum are each hereafter referred to individually as a “Party” and together as the “Parties”.
WHEREAS, ARIAD is the owner of or otherwise controls certain proprietary Licensed Patent Rights and Licensed Technology (each as defined below); and
WHEREAS, Bellicum owns or otherwise controls the Bellicum Patent Rights and Bellicum Technology (as defined below); and
WHEREAS, the Parties and ARIAD Gene Therapeutics, Inc. (“AGTI”) previously entered into that certain License Agreement, dated July 25, 2006 (the “2006 Agreement”), under which ARIAD and Bellicum each granted certain licenses to the other, subject to the terms and conditions of the 2006 Agreement; and
WHEREAS, AGTI has merged into ARIAD; and
WHEREAS, ARIAD has certain rights pursuant to its […***…] with […***…], including a non-exclusive license to certain intellectual property and a separate right to enter negotiations to obtain an exclusive license to intellectual property, both cases involving […***…]; and
WHEREAS, Bellicum desires that ARIAD waive the right to pursue an exclusive license to intellectual property relating to […***…] so that Bellicum may obtain a license to that intellectual property from […***…]; and

WHEREAS, Bellicum desires to convert its non-exclusive license to Licensed Patent Rights and Licensed Technology under the 2006 Agreement to an exclusive license to develop and commercialize Licensed Products (as defined below) and to expand the Primary Indications to which such exclusive license will apply; and
WHEREAS, the Parties now desire to amend and restate the 2006 Agreement in its entirety as of the Effective Date as set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.DEFINITIONS
Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.
1.1“Additional Indication” shall mean each specific cancer indication (other than […***…]) which Bellicum elects to include in the Licensed Field pursuant to the provisions of Section 2.1.2(a).
1.2 “Affiliate” shall mean any corporation, firm, Limited Liability Company, partnership or other entity that directly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this Section 1.2, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.3 “Adverse Event” shall mean any untoward medical occurrence in a patient or subject who is administered a Licensed Product, whether or not considered related to the Licensed Product, including, without limitation, any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such Licensed Product.
1.4 “Antigen” shall mean a molecule that causes an immune system response.
1.5 “ARIAD Data” shall have the meaning set forth in Section 2.1.6.
1.6 “ARIAD Dimerizer” shall mean the compound known as AP1903, all analogs and derivatives of AP1903 and any Dimerizer or salt thereof, where the composition of matter thereof or its use as a divalent ligand is, at any time during the Primary License Term, within the scope of a claim in any patent or patent application within the Licensed Patent Rights.
1.7 “ARIAD Dimerizer Product” shall mean (i) an ARIAD Dimerizer or (ii) a Licensed Product in which dimerization is effected with an ARIAD Dimerizer.
1.8 “ARIAD Indemnitees” shall have the meaning set forth in Section 8.1.1.
1.9 “ARIAD Products” shall mean any product (a) that comprises or incorporates an ARIAD Dimerizer or Non-ARIAD Dimerizer or (b) that comprises a cell transfected with both (but not limited to) a gene for an Antigen and a gene for an Inducible Costimulatory Molecule where the gene for the Inducible Costimulatory Molecule is activated using an ARIAD Dimerizer or a Non-ARIAD Dimerizer.
1.10 “ARIAD Regulatory Information” shall have the meaning set forth in Section 2.1.6.
1.11 “[…***…]” shall mean […***…].

1.12 “[…***…]-ARIAD MTA Technologies” shall mean technologies resulting from experiments conducted with the materials provided pursuant to any of the […***…] Agreements whether or not the quantities of such materials used in the experiments were manufactured by ARIAD, including without limitation, the technologies known as […***…], […***…], […***…], […***…], […***…], […***…], and any other technologies disclosed in the patent applications or patents listed in “Licensed Patent Rights Covering […***…]-ARIAD MTA Technologies in Schedule A.
1.13 “[…***…] Agreement” shall mean each and any of (a) the […***…] between […***…] and ARIAD, (b) the […***…] between […***…] and ARIAD, (c) the […***…] between […***…] and ARIAD, (d) the […***…] between […***…] and ARIAD, (e) the […***…] between […***…] and ARIAD, and (f) the […***…] between […***…] and ARIAD, each as amended, which collectively cover, inter alia, the […***…]-ARIAD MTA Technologies.
1.14 “Bellicum Data” shall have the meaning set forth in Section 2.2.2.
1.15 “Bellicum Indemnitees” shall have the meaning set forth in Section 8.1.2.

1.16     “Bellicum Information” shall have the meaning set forth in Section 3.1.1.
1.17     “Bellicum Patent Rights” shall mean all Patent Rights Controlled by Bellicum as of the Original Effective Date or during the period from the Original Effective Date through the end of the Term, which are necessary or useful for the development, manufacture, use, sale, offer for sale or import of any ARIAD Product or Dimerizer, including any ARIAD Dimerizer or Non-ARIAD Dimerizer; provided, however, that Bellicum Patent Rights does not include any Patent Rights claiming (a) the composition of matter of any Antigen or Inducible Costimulatory Molecule, or (b) the composition of matter of any product (or treatment regime or process using a product) comprising a dendritic cell transfected with both (i) a gene for any Antigen, a peptide or protein that is an Antigen or an RNA that induces the expression of any Antigen and (ii) a gene for any Inducible Costimulatory Molecule, where such product does not use a Dimerizer to activate any gene that is a part of such product, or (c) any method of manufacture or use for such Antigen, Inducible Costimulatory Molecule or product described in clause (b) (or treatment regime or process using such product). Bellicum Patent Rights excludes all Patent Rights licensed to Bellicum or ARIAD by […***…] that cover any of the […***…]-ARIAD MTA Technologies.
1.18     “Bellicum Regulatory Information” shall have the meaning set forth in Section 2.2.2.
1.19     “Bellicum Technology” shall mean all Technology, whether or not patentable, Controlled by Bellicum as of the Original Effective Date or during the period from the Original Effective Date through the end of the Term, which is necessary or useful to practice any patent or patent application included in the Bellicum Patent Rights or is necessary or useful for the development, manufacture, use, sale, offer for sale or import of any ARIAD Product or any Dimerizer, including any ARIAD Dimerizer or Non-ARIAD Dimerizer. Bellicum Technology includes, without limitation, the Bellicum Information described in Section 3.1.1; provided, however, that

Bellicum Technology does not include any Technology specifically pertaining to (a) any Antigen or Inducible Costimulatory Molecule, or (b) any product, or treatment regime or process using any product, comprising a dendritic cell transfected with both (i) a gene for any Antigen, a peptide or protein that is an Antigen or an RNA that induces the expression of any Antigen and (ii) a gene for any Inducible Costimulatory Molecule, where such product does not use a Dimerizer to activate any gene that is a part of such product, or (c) any manufacture or use of such Antigen, Inducible Costimulatory Molecule or product described in clause (b) (or treatment regime or process using such product). Bellicum Technology excludes all Technology licensed to Bellicum or ARIAD by […***…] that covers any of the […***…]-ARIAD MTA Technologies.
1.20     “BLA” shall mean a biologics license application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States for a particular indication within the Licensed Field.
1.21     “Cell Transplantation Indication” shall mean (i) GvHD or (ii) any other acute or chronic adverse clinical effect in a human being resulting from transplantation of bone marrow, hematopoietic or stem cells that can be treated by inducing apoptosis of transplanted cells, or (iii) in the case of a bone marrow, hematopoietic or stem cell product for transplantation that includes cells containing a gene coding for an Inducible Caspase, any disease or condition in a human being that can be treated by such product, where such treatment can lead to an indication in subsection (i) or (ii).
1.22     “Common Stock” shall mean (i) the common stock, par value $0.01 per share, of Bellicum and (ii) any other securities into which or for which any of the securities described in the foregoing clause (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

1.23     “Competition” shall mean, with respect to a Licensed Product sold by Bellicum or an Affiliate or Sublicensee thereof in a given country, that one or more Third Parties are selling any product for the same indication, which product (a) would infringe a Valid Claim of the Licensed Patent Rights Listed in Part I of Schedule A but for the expiration of those Licensed Patent Rights in that country, (b) contains the same or equivalent (by applicable Regulatory Authority standards) active pharmaceutical ingredient(s) as contained in such Licensed Product in such country, and (c) sales of such product(s) represent at least […***…] percent ([…***…]%) of the total market share by volume for all sales of such product(s) and the Licensed Product in such country for any calendar quarter (as measured by reputable published data for such country, e.g. by reference to market share data collected by IMS).
1.24     “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is, or subsequently becomes, publicly known, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.
1.25     “Confidentiality Agreement” shall have the meaning set forth in Section 5.1.

1.26     “Control” or “Controlled” shall mean with respect to any Patent Rights or Technology, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights or Technology as provided for herein, without violating the terms of any arrangement or agreement between such Party and any Third Party.
1.27     “Convertible Securities” shall mean any stock, notes, warrants, options or other securities, including without limitation, all Options, entitling the holder to convert, exercise, or exchange such security for an ascertainable number of shares of Common Stock. For the avoidance of doubt, the Notes shall not be deemed to be Convertible Securities unless and until they are not repaid on the Maturity Date (as defined in the Note), and the Warrants shall not be deemed to be Convertible Securities until they become exercisable.
1.28     “Dimerizer” shall mean any molecule that is not a […***…] Analog and that induces the interaction or proximity of two or more proteins, modified to contain a dimerizer-binding domain, resulting in the activation of specific cell signaling, gene transcription, or protein secretion events in cultured cells, whole animals or humans.
1.29     “Drug Approval Application” shall mean any application for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory, including, without limitation, any BLA, NDA, MAA or equivalent application for Regulatory Approval filed with the FDA or any other Regulatory Authority required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory.
1.30     “Equity Financing” shall mean a bona fide issuance and sale of Common Stock or Convertible Securities other than upon the grant or exercise of any Option.
1.31     “Existing Bellicum Product” shall have the meaning set forth in Section 2.2.1(a).

1.32     “Expansion Period” shall have the meaning set forth in Section 2.1.2(a).
1.33     “First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of (i) a Licensed Product by or on behalf of Bellicum or any Affiliate of Bellicum or Sublicensee in such country or (ii) of an ARIAD Product by or on behalf of ARIAD or any Affiliate or sublicensee of ARIAD in such country.
1.34     “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.
1.35     “GvHD” shall mean a clinical condition involving acute or chronic adverse effects or symptoms resulting from the allogenic transplantation of bone marrow, hematopoietic or stem cells into a human being in which engrafted donor cells attack the patient’s organs and tissues which can be treated by activating cell signaling leading to apoptosis of the transplanted cells.
1.36     “[…***…]” shall mean the […***…].
1.37     “[…***…]” shall mean the […***…].
1.38     “Improvement” shall mean any invention or discovery created or otherwise Controlled by ARIAD or Bellicum during the period from the Original Effective Date through the end of the Term, which constitutes an enhancement or modification of any invention within the Licensed Technology or Licensed Patent Rights, together with the Patent Rights and Technology that claim or cover such invention or discovery; provided, however, that Improvement does not include (a) any Antigen or Inducible Co-Stimulatory Molecule, (b) any product (or treatment regime or process using a product), comprising (i) a dendritic cell transfected with both a gene for any Antigen, a peptide or a protein that is an Antigen or an RNA that induces the expression of an Antigen and (ii) a gene for any Inducible Costimulatory Molecule, where such product does not use a Dimerizer to activate any gene that is a part of such product, or (c) any method of manufacture or use for such Antigen, Inducible Co- Stimulatory Molecule or product described in clause (b) (or treatment regime or process using such product), and, in each case, the Patent Rights and Technology that claim or cover such invention or discovery.
1.39     “IND” shall mean an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed or to be filed with the FDA with regard to any Licensed Product.
1.40     “Indemnitees” and “Indemnifying Party” shall have the meaning set forth in Section 8.2.
1.41     “Inducible Caspase” shall mean iCASP9 or icp30CASP9 or another molecule that will activate signaling leading to apoptosis. For purposes of this definition, the following terms shall have the meanings set forth in the following literature references:
•[…***…]
•[…***…]
1.42     “Inducible Costimulatory Molecule” shall mean iCD40, iTLR or another molecule that will activate signaling leading to maturation and activation of dendritic cells, including any chimera of the foregoing. For purposes of this definition, the following terms shall have the meanings set forth in the following literature references:
•[…***…]
•[…***…]

1.43     “Licensed Field” shall mean the treatment or prevention of the progression or occurrence in humans of any Primary Indication and/or any Additional Indication, […***…] to the extent permitted under Section 2.1.1 or any non-cancer indication as provided in Section 2.1.2(b), as the case may be.
1.44     “Licensed Patent Rights” shall mean (a) all Patent Rights Controlled by ARIAD as of the Original Effective Date or during the Primary License Term, which are necessary or useful for the development, manufacture, use, sale, offer for sale or import of Licensed Products or of Dimerizers used or incorporated in Licensed Products, including without limitation Patent Rights covering the […***…]- ARIAD MTA Technologies and (b) all Patent Rights whether or not controlled by ARIAD that are listed on Schedule A, attached hereto and made a part hereof, regardless of the ownership of such Patent Rights. The Licensed Patent Rights as of the Effective Date are listed in Schedule A, attached hereto and made a part hereof, which shall be updated, as necessary, from time to time by ARIAD by written notice to Bellicum.
1.45     “Licensed Product” shall mean: (a) cancer vaccines (whether used prophylactically or therapeutically), the manufacture, sale, import, administration, activation or other use of which is covered by a claim of any Patent Rights or by Technology, which Patent Rights or Technology are Controlled by Bellicum or its Affiliate (including, without limitation Patent Rights licensed or assigned to Bellicum that cover any of the […***…]-ARIAD MTA Technologies), either (x) containing both (but not limited to) (i) a gene for a […***…] Antigen or other Antigen directed to any indication within the Licensed Field and (ii) one or more genes for Inducible Costimulatory Molecules, (y) containing a dendritic cell transfected with both (but not limited to) (i) a gene for a […***…] Antigen or other Antigen directed to any indication within the Licensed Field and (ii) one or more genes for Inducible Costimulatory Molecules, or (z) containing (i) a peptide or protein that is a […***…] Antigen or other Antigen directed to any indication within the Licensed Field or an RNA that induces the expression of a […***…] Antigen or other Antigen directed to any indication within the Licensed Field and (ii) a dendritic cell transfected with one or more genes for Inducible Costimulatory Molecule(s) where in any such case ((x), (y) or (z)) the encoded Inducible Costimulatory Molecule(s) are activated upon dimerization using a Dimerizer; (b) a gene or a cell transfected with such gene coding for an Inducible Caspase, either alone or in combination with other adjuvant genes (such as IL-12 or HSP), where the gene coding for such Inducible Caspase is activated upon dimerization of a Dimerizer; (c) Dimerizers for use with the products described in clauses (a) or (b) of this Section 1.45; and (d) any treatment regimen or process utilizing any products described in clauses (a), (b) or (c) of this Section 1.45; provided, however, that in the event the Licensed Field is expanded pursuant to Section 2.1.2(b) to include any non-cancer indication, clause (a) of this Section 1.45 shall include vaccines (as described therein) directed at such indication as well as cancer vaccines.
1.46     “Licensed Technology” shall mean and include all Technology, whether or not patentable, Controlled by ARIAD as of the Original Effective Date or during the Primary License Term, which (a) is necessary or useful to practice any patent or patent application included in the Licensed Patent Rights (including without limitation Patent Rights Controlled by ARIAD covering the […***…]-ARIAD MTA Technologies) or (b) is necessary or useful to practice any license granted to Bellicum hereunder. The Licensed Technology includes the ARIAD Regulatory Information and ARIAD know how and trade secrets including but not limited to the following technology for the manufacture of Dimerizers: optimum choice of synthetic route, optimized process steps and parameters, analytic methods using authentic standards to control chemical and chiral purity through the manufacturing path, background data supporting the chemical and chiral proof of structure of key intermediates, the structural identification of impurities characteristic of this route, their HPLC characteristics, and the qualification of these impurities for regulatory purposes.
1.47     “Losses” shall have the meaning set forth in Section 8.1.1.

1.48     “MAA” shall mean an application filed with the relevant Regulatory Authorities in Europe seeking Regulatory Approval to market and sell any Licensed Product in Europe or any country or territory therein for a particular indication within the Licensed Field.
1.49     “NDA” shall mean a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States for a particular indication within the Licensed Field.
1.50     “Net Sales” shall mean the gross invoiced sales price for each Licensed Product sold by Bellicum, its Affiliates or Sublicensees to Third Parties throughout the Territory, less the following amounts incurred or paid by Bellicum or its Affiliates or Sublicensees with respect to sales of Licensed Products:
(a)     […***…];
(b)     […***…];
(c)     […***…];
(d)     […***…];
(e)     […***…]; and

(f)     […***…].
“Net Sales” shall not include sales or transfers between Bellicum and its Affiliates or Sublicensees, unless the Licensed Product is consumed by the Affiliate or Sublicensee. All sales and dispositions of Licensed Product for clinical or pre-clinical studies and “compassionate use” sales shall also be disregarded for purposes of calculating Net Sales.
1.51     “Non-ARIAD Dimerizer” shall mean any Dimerizer other than an ARIAD Dimerizer that is, at any time during the Primary License Term, within the scope of a claim other than a claim covering the composition of matter thereof or its use as a divalent ligand, but including, without limitation, any manufacture or use claim, in any patent or patent application within the Licensed Patent Rights.
1.52     “Non-ARIAD Dimerizer Product” shall mean (i) a Non-ARIAD Dimerizer or (ii) a Licensed Product in which dimerization is effected with a Non- ARIAD Dimerizer.
1.53     “Non-Cancer Expansion Period” shall have the meaning set forth in Section 2.1.2(b).
1.54     “Non-Cancer Negotiation Period” shall have the meaning set forth in Section 2.1.2(b).
1.55     “Notes” shall mean the series of […***…].
1.56     “Option” shall mean options or other securities granted or issued pursuant to any Stock Plan.

1.57     “Original Effective Date” shall mean July 25, 2006.
1.58     “Orphan Drug Designation” shall mean the request for designation of AP1903 for the treatment of GvHD as an orphan drug under 21 C.F.R. §316.20 that has been granted by the FDA under 21 C.F.R. §316.24.
1.59     “Patent Rights” shall mean all patents and patent applications, including, without limitation, certificates of invention and applications for certifications of invention, registered designs and registered design applications, industrial designs and industrial design applications and registrations, reissues, reexaminations, extensions, substitutions, confirmations, registrations, revalidations, renewals, term restorations, additions, provisionals, continuations, continuations-in-part, divisions, continued prosecution applications, and requests for continued examination thereof.
1.60     “Phase 1 Clinical Trial” shall mean, as to a particular Licensed Product, a lawful study in humans of the safety and dose ranging of such Licensed Product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase 2 Clinical Trial of such Licensed Product.
1.61     “Phase 1/2 Clinical Trial” shall have the meaning set forth in Section 4.1.3.
1.62     “Phase 2 Clinical Trial” shall mean, as to a particular Licensed Product for a particular indication, a controlled and lawful study in humans of the safety, dose ranging and efficacy of such Licensed Product for such indication, which is prospectively designed to generate sufficient data (if successful) to commence a Phase 3 Clinical Trial of such Licensed Product for such indication.
1.63     “Phase 2/3 Clinical Trial” shall have the meaning set forth in Section 4.1.3.

1.64    “Phase 3 Clinical Trial” shall mean as to a particular Licensed Product for a particular indication, a controlled and lawful study in humans of the safety and efficacy of such Licensed Product for such indication, which is prospectively designed to demonstrate statistically whether such Licensed Product is safe and effective for use in such indication in a manner sufficient to file a BLA or NDA for Regulatory Approval to market and sell that Licensed Product in the United States for the indication under investigation in such study.
1.65     “Primary Indications” shall mean (a) […***…] and (b) any Cell Transplantation Indication.
1.66     “Primary License Term” shall mean, with respect to each Licensed Product, the period commencing on the Original Effective Date and continuing on a country-by-country, and product-by-product basis until the later of (a) the last to expire Valid Claim covering the composition of matter of the Licensed Product or any component thereof, or the manufacture or use in the Licensed Field of the Licensed Product or any component thereof, or (b) twelve (12) years from the date of First Commercial Sale in such country.
1.67     “Qualified Financing” shall mean the last Equity Financing as a result of which Bellicum will have received cumulative gross proceeds from one or more Equity Financings equal to at least […***…] Dollars ($[…***…]).
1.68     “[…***…] Analog” shall mean a compound which is an analog or derivative of […***…] that induces the formation of a complex with […***…] and […***…], mutants or other variants thereof, or fusion proteins containing part or all of […***…] and […***…], respectively, or their respective mutants or other variants.
1.69     “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of the FDA or any other Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Licensed Product (or any component thereof) for use in the Licensed Field in any country or other jurisdiction in the Territory. “Regulatory Approval” shall include, without limitation, any IND, BLA, NDA, MAA or other Drug Approval Application.

1.70     “Regulatory Authority” shall mean any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction (including the FDA in the United States), having responsibility in such country or jurisdiction for any Regulatory Approvals of any kind in such country or jurisdiction, and any successor agency or authority thereto.
1.71     “[…***…]” shall mean the Board of Trustees of the […***…].
1.72     “[…***…] Agreement” shall have the meaning set forth in Section 4.1.4.
1.73     “[…***…] IP” shall mean all Licensed Patent Rights and Licensed Technology licensed to ARIAD under the […***…] Agreement. […***…] IP does not include […***…].
1.74     “Stock Plan” shall mean Bellicum’s 2006 Stock Option Plan, as may be amended, and any other plan adopted by Bellicum for the issuance of equity securities or options to acquire equity securities to employees, consultants, directors or advisors of Bellicum.
1.75     “Sublicensee” shall mean any Third Party to whom Bellicum grants a sublicense of some or all of the rights to the Licensed Patent Rights and Licensed Technology granted to Bellicum under this Agreement.

1.76     “Technology” shall mean and include any and all unpatented, proprietary ideas, inventions, discoveries, Confidential Information, biologic materials, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), trade secrets, process information, pre-clinical information, clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials.
1.77     “Term” shall have the meaning set forth in Section 9.1.
1.78     “Territory” shall mean all countries and jurisdictions of the world.
1.79     “Third Party” shall mean any person or entity other than Bellicum, ARIAD and their respective Affiliates.
1.80     “Valid Claim” shall mean a claim in an issued, unexpired patent or in a pending patent application that has been pending for […***…] since the first substantive office action of the relevant patent office on such patent application within the Licensed Patent Rights (including without limitation Patent Rights covering the […***…]-ARIAD MTA Technologies Controlled by ARIAD) that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.
1.81     “Warrants” shall mean the warrants for Common Stock issued in connection with the Notes.

2.    GRANT OF RIGHTS
2.1     License to Bellicum.
2.1.1     Grant of License. ARIAD hereby grants to Bellicum an exclusive (even as to ARIAD), royalty-bearing license, including the right to grant sublicenses in accordance with Section 2.1.4, under the Licensed Patent Rights and Licensed Technology and ARIAD’s interest in any Improvements, subject at all times to the restrictions and obligations under the […***…] Agreement with respect to the […***…] IP, (a) to research, develop, test, obtain Regulatory Approval for, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported Licensed Products (including, without limitation, any Dimerizer included or utilized therein) in the Territory, for any and all uses within the Licensed Field during the Term, subject to the terms and conditions of this Agreement, and (b) to make, have made, use, import and export, in each case solely for research purposes, including pre-clinical IND-enabling toxicology and other pre-clinical studies (but not to conduct clinical trials with respect to or to obtain Regulatory Approval for, sell or commercialize), Licensed Products (including, without limitation, any Dimerizer included or utilized therein) (i) for any indication other than the Primary Indications until the end of the Expansion Period and, (ii) if Bellicum elects to add Additional Indications to the Licensed Field during the Expansion Period, for any indication other than the Primary Indications and the Additional Indications until the end of the Non-Cancer Expansion Period. Bellicum may, pursuant to the license granted under Section 2.1.1(a), include patients with […***…] in clinical trials of a Licensed Product intended for use in […***…] where the Antigen is PSMA and if Bellicum files an IND to seek Regulatory Approval of such Licensed Product for […***…], then Bellicum may seek Regulatory Approval of such Licensed Product for the treatment or prevention of the progression or occurrence in humans of […***…], and, if Bellicum receives Regulatory Approval of such Licensed Product for the treatment or prevention of the progression or occurrence in humans of […***…], then the Licensed Field shall include […***…].

2.1.2     Expansion of Licensed Field to Obtain Additional Exclusive Rights. Bellicum may exercise its rights to expand (or request the expansion of) its exclusive license granted in Section 2.1.1 as follows:
(a)     During the period commencing on the […***…] and continuing for […***…] thereafter (the “Expansion Period”), Bellicum may, at Bellicum’s election, add Additional Indications to the Licensed Field by delivering written notice to ARIAD which describes each specific cancer indication to be included in the Additional Indications or states that all cancer indications (other than […***…]) are to be included in the Additional Indications.
(b)     Within a […***…] day period commencing on the later to occur of (i) Bellicum’s exercise of its option to expand the Licensed Field to include Additional Indications pursuant to Section 2.1.2(a) and (ii) Bellicum’s or its Affiliate’s or Sublicensee’s commencing a […***…], or, […***…] (the “Non-Cancer Expansion Period”), Bellicum may, at Bellicum’s election, request that ARIAD agree to expand the Licensed Field to specific non-cancer indications (other than Cell Transplantation Indications) by delivering written notice to ARIAD within such Non- Cancer Expansion Period which describes the specific products and associated product development plans, capabilities and resources for the specific non-cancer diseases and/or conditions it desires to include within the Licensed Field. Upon receipt of such written notice, ARIAD shall in good faith consider Bellicum’s request. If ARIAD is willing to so expand the Licensed Field, the Parties will negotiate with respect to a possible amendment to this Agreement setting forth all relevant terms (including milestones and royalties) pertaining to the expansion for a period of […***…] days from the date of ARIAD’s receipt of the written request (the “Non-Cancer Negotiation Period”). If the Parties do not agree upon terms and conditions mutually acceptable to both Parties on or before the expiration of such Non-Cancer Negotiation Period despite their respective good faith efforts, then Bellicum shall have no further rights with respect to such expansion and ARIAD shall have no further obligation to negotiate pursuant to this Section 2.1.2.

2.1.3     Certain Exclusivity Rights. Notwithstanding anything to the contrary in this Agreement:
(a)     ARIAD will not license (or sublicense) to any Third Party or develop or commercialize itself or together with any Third Party, for use in the treatment or prevention of (i) the Primary Indication or (ii) any Additional Indication which Bellicum elects to include in the Licensed Field pursuant to the provisions of Section 2.1.2(a) or any non-cancer indication (other than Cell Transplantation Indications) that is included in the Licensed Field pursuant to the provisions of Section 2.1.2(b), any Dimerizer or other product involving the use of a Dimerizer covered by Bellicum Patent Rights or Bellicum Technology or any Patent Rights covering the […***…]-ARIAD MTA Technologies licensed to ARIAD by […***…] as of the Original Effective Date or during the Primary License Term.
(b)     Bellicum will not develop (except as permitted pursuant to the license granted in Section 2.1.1), manufacture, promote or sell any Dimerizer for any use outside of the Licensed Field as in effect from time to time; provided, however, that, to the extent Bellicum demonstrates to ARIAD’s reasonable satisfaction that off-label use of any Licensed Product outside the Licensed Field has occurred in the complete absence of any promotion thereof by or on behalf of, or at the request or with the approval of, any of Bellicum, its Affiliates or its or their directors, officers, consultants and clinical investigators, such off-label use shall not constitute a violation of this provision or this Agreement.

2.1.4     Right to Sublicense and Subcontract. Bellicum shall have the right to grant sublicenses to any Affiliate and/or Sublicensee to all or any portion of its rights under the license granted pursuant to Section 2.1.1; provided, however, that (a) such sublicense under the license granted pursuant to Section 2.1.1 shall be granted in connection with a license to all Patent Rights and Technology Controlled by Bellicum, which are necessary or useful in the manufacture, use or sale of the Licensed Product(s) covered by the sublicense, (b) no sublicense may include a right to further sublicense any […***…] IP unless […***…] has provided prior written consent to Bellicum and ARIAD allowing such further sublicense (and, if requested by Bellicum, ARIAD will assist Bellicum in obtaining such consent from […***…]), and all such sublicenses of […***…] IP shall be subject and subordinate to, and consistent with, the terms and conditions of the […***…] Agreement with respect to sublicenses of […***…] IP, (c) ARIAD shall be notified of the grant of a sublicense to any and all potential sublicenses, (d) any and all sublicenses shall be subject to, and consistent with, the terms and conditions of this Agreement, (e) Bellicum shall remain obligated for the payment to ARIAD of all of its payment obligations hereunder, including, without limitation, the payment of any royalties described in Section 4 hereof, (f) upon termination of this Agreement, any such sublicense shall be considered a direct license from ARIAD as provided in Section 9.3 and (g) Bellicum shall provide ARIAD with a copy of each such sublicense agreement (from which Bellicum may redact confidential terms that are not necessary to disclose to ARIAD for purposes of confirming compliance with this Agreement and the […***…] Agreement) within […***…] days of execution. In addition, Bellicum shall have the right to subcontract with any Third Party, including […***…] (provided that any Third Party manufacturer of AP1903 shall be subject to approval by ARIAD in its commercially reasonable discretion), to have such Third Party perform work on Bellicum’s behalf pursuant to the license granted pursuant to Section 2.1.1(b) on terms which are subject to, and consistent with, the terms and conditions of this Agreement.
2.1.5     Technology Transfer. ARIAD disclosed to Bellicum after the Original Effective Date, and shall disclose to Bellicum from time to time during the Primary License Term, all Licensed Patent Rights and Licensed Technology. The matters to be disclosed or delivered to Bellicum pursuant to this Section 2.1.5 are outlined in Schedule A. Such trade secrets and Technology are disclosed or delivered to Bellicum by ARIAD hereunder on an “as is” basis. ARIAD makes no representation or warranty that such trade secrets and Technology are all that is reasonably necessary to practice the licenses granted to Bellicum hereunder or as to their fitness for such purpose.
2.1.6     ARIAD Regulatory Information. Subject to applicable laws governing patient confidentiality and to the extent necessary for Bellicum or its Sublicensee(s) to comply with applicable statutes, laws, regulations, ordinances and guidelines governing Regulatory Approval of Licensed Products, ARIAD shall provide Bellicum or its Sublicensee (i) summaries of, and the right to cross-reference to, any safety data (including Adverse Events) reported to any Regulatory Authority by ARIAD relating to AP1903, (ii) copies of the clinical investigators’ brochure, protocol and clinical study report in connection with a phase 1 study of AP1903 conducted by ARIAD, and (iii) summaries of relevant data generated by ARIAD in connection with its preclinical studies of AP1903 (“ARIAD Data”) (collectively, “ARIAD Regulatory Information”). ARIAD Regulatory Information shall be treated as Confidential Information of ARIAD. Bellicum and its Sublicensee(s) shall maintain such ARIAD Data disclosed to it pursuant to this Section 2.1.6 in confidence and shall not use or disclose it to any Third Party other than (i) Bellicum or its Sublicensee(s), itself or through its agent, may provide a cross-reference to ARIAD Data reported by ARIAD under any filing to obtain Regulatory Approval for Licensed Products using AP1903 in any country or may disclose ARIAD Data in a written submission to any such Regulatory Authority, in each case solely as required to obtain Regulatory Approval of a Licensed Product in the Licensed Field, but only after obtaining prior written permission from ARIAD to make such disclosure which is conditioned upon Bellicum or its Sublicensee obtaining written assurances from the Regulatory Authorities to whom the information is being disclosed that such ARIAD Data will be afforded confidential treatment by such Regulatory Authority, and (ii) Bellicum or its Sublicensee, upon prior written notice to ARIAD, may verbally disclose ARIAD Data in any teleconference or meeting with any Regulatory Authority, in each case solely as required to obtain Regulatory Approval of the Licensed Products in the Licensed Field, but only after obtaining prior written permission from ARIAD which is conditioned upon affording appropriate ARIAD personnel the opportunity to participate in each such teleconference or meeting.
2.1.7     Transfer of Orphan Drug Designation. Subject to applicable statutes, laws, regulations, ordinances and guidelines governing the transfer of the Orphan Drug Designation, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ARIAD hereby transfers, assigns and conveys all its ownership of and any beneficial interest in the Orphan Drug Designation to Bellicum, effective as of the Effective Date. Within ten (10) business days after the Effective Date, (i) ARIAD and Bellicum shall each submit the required information to the FDA to effect the change of the named sponsor of the Orphan Drug Designation from ARIAD to Bellicum in accordance with the applicable statutes, laws, regulations, ordinances and guidelines, and (ii) ARIAD shall transfer a complete copy of the Orphan Drug Designation, including any amendments or supplements thereto, and correspondence regarding the Orphan Drug Designation to Bellicum. ARIAD shall cooperate reasonably with Bellicum, as requested by Bellicum and at Bellicum’s expense, in Bellicum’s efforts to maintain the Orphan Drug Designation.
2.1.8     Reservation of Rights. As between the Parties, ARIAD shall retain ownership of or license rights to all right, title and interest in and to the Licensed Patent Rights and Licensed Technology, and no other license, either express or implied or by implication or estoppel, is granted hereunder with respect to any Technology or Patent Rights of ARIAD or its licensors except as expressly stated in this Section 2.1 and ARIAD reserves all rights in and to the same. Bellicum acknowledges that […***…] and […***…] and the inventors identified in the […***…] Agreement each retain the rights to, respectively: (i) practice the […***…] IP solely for non-commercial research purposes; (ii) publish any information included in the […***…] IP; and (iii) provide tangible materials included in the […***…] IP to academic or not-for-profit research institutions under the terms of a material transfer agreement, subject to the restriction in the […***…] Agreement that no rights shall be granted by […***…] or […***…] to any inventions or technology incorporating or utilizing such materials for any commercial purpose. Bellicum acknowledges that the […***…] IP is subject to 35 U.S.C. §§ 200-204, including an obligation that Licensed Products that would be “Licensed Products” under the […***…] Agreement sold or produced in the United States be “manufactured substantially in the United States”. Bellicum acknowledges that the […***…] IP is subject to certain obligations to […***…] as set forth in the […***…] Agreement, a complete copy of which obligations to […***…] ARIAD has provided to Bellicum.
2.1.9     […***…] Agreement. […***…], […***…] and […***…], as applicable, are intended Third Party beneficiaries of this Section and Sections 2.1.8, 4.2, 4.3, 5.4, 5.5, 7.3.1, 8.3 and 11.1 of this Agreement, and such parties have the right to bring any suit at law or equity for any matter governed by or subject to such provisions. If the […***…] Agreement is terminated, then from and after the effective date of such termination, the license granted by ARIAD to Bellicum under the […***…] IP shall be deemed a direct license from […***…] to Bellicum and all obligations of Bellicum under this Agreement with regard to such license under the […***…] IP, and all obligations of ARIAD under the […***…] Agreement with regard to Licensed Products (as defined herein) developed, made, used or sold by Bellicum or any Affiliate or Sublicensee of Bellicum that would be “Licensed Products” under the […***…] Agreement including the payment of royalties to […***…], shall be deemed obligations of Bellicum to […***…]. As long as Bellicum has not materially breached any material obligation or condition that would entitle ARIAD to terminate this Agreement, ARIAD will not voluntarily terminate or willfully breach the […***…] Agreement. In addition to specific provisions in this Agreement relating to the […***…] Agreement, the provisions of Articles 8, 9 and 10 of the […***…] Agreement, with Bellicum substituted for AGTI in such provisions, are expressly included in this Agreement for the benefit or […***…], […***…] and […***…]. To the extent the provisions of Articles 8, 9 and 10 of the […***…] Agreement cover the same subject matter as other provisions in this Agreement relating to the […***…] Agreement, the provisions imposing the greatest obligation on Bellicum shall apply.
2.2     License to ARIAD.
2.2.1     Grant of License.
(a)     Bellicum hereby grants to ARIAD a non-exclusive, royalty-free (subject only to Section 2.2.1(b)) license, including the right to grant sublicenses, under the Bellicum Patent Rights and Bellicum Technology, and Bellicum’s interest in any Improvements, to develop, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported ARIAD Products (including products comprising or utilizing AP1903) for any and all uses outside of the Licensed Field, subject to the terms and conditions of this Agreement. In no event will ARIAD practice any Bellicum Patent Rights or Bellicum Technology, or Bellicum’s interest in any Improvements (excluding any Improvements licensed to Bellicum and ARIAD by     […***…] that cover any of the […***…]-ARIAD MTA Technologies), for any use within the Licensed Field or to sell, offer for sale, have sold, import, have imported, export and have exported any ARIAD Product (including any product comprising or utilizing AP1903) for any use outside of the Licensed Field, if such ARIAD Product is the same (for regulatory purposes) as any Licensed Product listed on Schedule B pursuant to Section 3.2.1 prior to ARIAD’s commencement of the development thereof and that is being developed or commercialized to ARIAD’s knowledge by Bellicum or any of its Affiliates or Sublicensees for any use within the Licensed Field (an “Existing Bellicum Product”). In the event that Bellicum has not filed an IND for a particular Licensed Product within     […***…] after such Licensed Product is listed on Schedule B, then the foregoing prohibition shall not apply to such Licensed Product. Notwithstanding the foregoing, ARIAD shall be free to develop, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, any Dimerizer for any purpose without restriction, except that ARIAD shall not sell, offer for sale, have sold, import, have imported, export or have exported any Dimerizer covered by Bellicum Patent Rights that is specifically labeled by ARIAD for use with an Existing Bellicum Product.

(b)     If any Bellicum Patent Rights or Bellicum Technology licensed to Bellicum by any Third Party would require payment to such Third Party upon ARIAD’s practice thereof pursuant to the license granted under this Section 2.2.1, then Bellicum shall so notify ARIAD in writing promptly after obtaining the license. ARIAD may, by written notice to Bellicum provided at any time prior to the First Commercial Sale of any ARIAD Product utilizing the subject matter of the Bellicum Patent Rights or Bellicum Technology licensed to Bellicum by the Third Party, (i) elect to accept the license to such Bellicum Patent Rights or Bellicum Technology, in which case, ARIAD shall be responsible for making any payment to such Third Party resulting from ARIAD’s practice of such Bellicum Patent Rights or Bellicum Technology pursuant to the license granted under this Section 2.2.1 and shall provide Bellicum written notice confirming that it has made such payments (and, if it fails to make any such payment in accordance with the terms of the agreement with such Third Party, the license to such Bellicum Patent Rights or Bellicum Technology under this Section 2.2.1 shall terminate), or (ii) elect to decline the license to such Bellicum Patent Rights or Bellicum Technology (and shall be deemed to decline the license to such Bellicum Patent Rights or Bellicum Technology if it does not provide Bellicum written notice of its election as set forth above), in which case such Bellicum Patent Rights or Bellicum Technology shall be excluded from the license granted to ARIAD under this Section 2.2.1.
2.2.2     Bellicum Regulatory Information. To facilitate the development of ARIAD Products by ARIAD or its sublicensee(s) pursuant to the license granted under this Section 2.2, and subject to applicable laws governing patient confidentiality and to the extent necessary for ARIAD or its sublicensee(s) to comply with applicable statutes, laws, regulations, ordinances and guidelines governing Regulatory Approval of ARIAD Products, Bellicum shall provide, and shall require its Sublicensees to provide, to ARIAD or its sublicensee (i) the right to cross-reference to any safety data (including Adverse Events) reported to the FDA by Bellicum under any

IND relating to a Licensed Product using AP1903, (ii) copies of all investigator safety letters provided by Bellicum to its clinical investigators in connection with clinical studies of Licensed Products using AP1903 and (iii) summaries of relevant data generated by Bellicum in connection with its preclinical studies of a Licensed Product using AP1903 (“Bellicum Data”) (collectively, “Bellicum Regulatory Information”). Bellicum Regulatory Information should be treated as Confidential Information of Bellicum. ARIAD and its sublicensee(s) shall maintain such Bellicum Data disclosed to it pursuant to this Section 2.2.2 in confidence and shall not use or disclose it to any Third Party other than (i) ARIAD or its sublicensee(s), themselves or through their agents, may provide a cross-reference to Bellicum Data reported to the FDA by Bellicum under any IND or corresponding foreign country filing to obtain Regulatory Approval for ARIAD Products using AP1903 in any country or may disclose Bellicum Data in a written submission to any such Regulatory Authority, in each case solely as required to obtain Regulatory Approval of a ARIAD Product using AP1903 outside the Licensed Field, but only after obtaining prior written permission from Bellicum to make such disclosure which is conditioned upon ARIAD or its sublicensee obtaining written assurances from the Regulatory Authorities to whom the information is being disclosed that such Bellicum Data will be afforded confidential treatment by such Regulatory Authority, and (ii) ARIAD or its sublicensee, upon prior written notice to Bellicum, may verbally disclose Bellicum Data in any teleconference or meeting with any Regulatory Authority, in each case solely as required to obtain Regulatory Approval of the ARIAD Products using AP1903 pursuant to the license granted in Section 2.2, but only after obtaining prior written permission from Bellicum which is conditioned upon affording appropriate Bellicum personnel the opportunity to participate in each such teleconference or meeting.
2.2.3     Reservation of Rights. As between the Parties, Bellicum shall retain ownership of or license rights to all right, title and interest in and to the Bellicum Patent Rights and Bellicum Technology, and no other license, either express or implied or by implication or estoppel, is granted hereunder with respect to any Technology or Patent Rights of Bellicum or its licensors except as expressly stated in this Section 2.2 and Bellicum reserves all rights in and to the same.

3.     DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS.
3.1     Commercialization.
3.1.1     Responsibility. From and after the Original Effective Date, Bellicum shall have full control and authority over the development and commercialization of Licensed Products in the Licensed Field in the Territory, including without limitation, (a) all pre-clinical development activities (including any pharmaceutical development work on formulations or process development relating to any Licensed Product), (b) all activities related to human clinical trials (including all clinical studies), (c) all activities relating to manufacture and supply of all Licensed Products (including all required process development and scale up work with respect thereto), (d) all marketing, promotion, sales, distribution, import and export activities relating to any Licensed Product, and (e) all activities relating to any regulatory filings, registrations, applications and Regulatory Approvals relating to any of the foregoing (including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Drug Approval Applications and any other Regulatory Approvals). Bellicum shall own all data, results and all other information arising from any such activities of Bellicum with respect to Licensed Products in the Licensed Field in the Territory under this Agreement, including without limitation, all regulatory filings, registrations, applications and Regulatory Approvals relating to Licensed Products (including any INDs or foreign equivalents, any Drug Approval Applications and any other Regulatory Approvals) (collectively, “Bellicum Information”), and all of the foregoing Bellicum Information shall be considered Confidential Information and Technology solely owned by Bellicum. Bellicum Information which is necessary or useful for the development, manufacture, use, sale, offer for sale or import of any Dimerizer, including any ARIAD Dimerizer or Non-ARIAD Dimerizer, or any ARIAD

Product, shall be included in Bellicum Technology and subject to the license granted to ARIAD in Section 2.2.1. All activities relating to development and commercialization of Licensed Products under this Agreement shall be undertaken at Bellicum’s sole cost and expense, except as otherwise expressly provided in this Agreement.
3.2     Diligence. Bellicum will exercise commercially reasonable efforts and diligence in developing and commercializing at least one Licensed Product that is a cancer vaccine described in clause (a) of Section 1.45 and one Licensed Product that is a gene or a cell transfected with such gene coding for an Inducible Caspase described in clause (b) of Section 1.45 and in undertaking investigations and actions required to obtain Regulatory Approvals necessary to market such Licensed Products in the Licensed Field in the Territory, taking into account the competitiveness of the marketplace, the proprietary position of the Licensed Product, the relative potential safety and efficacy of the Licensed Product, the cost of goods and availability of capacity to manufacture and supply the Licensed Product at commercial scale, the profitability of the applicable Licensed Product, and other relevant factors including, without limitation, technical, legal, scientific or medical factors.
3.3     Updates and Reports.
3.3.1     Updates and Reports. Bellicum shall update Schedule B each time Bellicum or any Sublicensee determines to manufacture (or have manufactured) GLP or GMP Quality Licensed Product for use in GLP toxicology studies for any potential Licensed Product and shall furnish such updated Schedule B to ARIAD. Bellicum shall provide ARIAD with written reports no less frequently than […***…] during the Term summarizing Bellicum’s efforts to develop and commercialize Licensed Products hereunder. Such reports shall include, at a minimum, information sufficient to enable […***…] to satisfy its reporting requirements to the United States Government, and shall contain a tabulation and key results of clinical trials, clinical plans, and summaries of the results of preclinical and clinical studies relating to Licensed Products for the then preceding half-year. Bellicum shall provide ARIAD with at least […***…] prior written notice of the intended filing, prior to any public disclosure of such filing, by Bellicum or, to the extent Bellicum is aware, a Sublicensee with the FDA or any other Regulatory Authority of any IND or equivalent application with regard to any Licensed Product or any Drug Approval Application or the intended commencement by Bellicum of any clinical trial of any Licensed Product and will notify ARIAD of any such filing or commencement of a clinical trial within […***…] after such filing is made or such clinical trial is commenced. In addition, Bellicum shall provide ARIAD with prompt written notice of the occurrence of the First Commercial Sale of any Licensed Product in any country. In addition to such reports, Bellicum agrees (i) upon request by ARIAD, to provide ARIAD with copies of all documents submitted to, or received from, Regulatory Authorities, relating to Licensed Products, including without limitation, INDs and their foreign equivalent, and correspondence to and from Regulatory Authorities, and (ii) to provide ARIAD with Adverse Event information and product complaint information relating to Licensed Products as compiled and prepared by Bellicum in the normal course of business in connection with the development, commercialization or sale of any Licensed Product, within time frames consistent with reporting obligations under applicable laws and regulations. All reports, updates, Adverse Event, product complaint and other information provided by one party to the other Party under this Agreement (including under this Section 3), shall be considered Confidential Information of the Disclosing Party, subject to the terms of Section 5 hereof.
3.4     Manufacturing. Bellicum shall have the right to manufacture or have manufactured such quantities of any Dimerizer as it may require in order to develop and commercialize any Licensed Product pursuant to the terms of this Agreement. Bellicum will notify ARIAD in writing of its intent to manufacture (or have manufactured by a Third Party) any Dimerizer at least […***…] prior to commencement of manufacture by itself or through a Third Party. Upon ARIAD’s request at any time, the Parties will negotiate in good faith a supply agreement under which ARIAD will provide […***…] rolling […***…] forecasts of its anticipated need for such Dimerizer (of which an agreed number of months will be binding) provided that, under such supply agreement, either (a) Bellicum will use commercially reasonable efforts to supply all quantities of Dimerizer ordered by ARIAD and will supply such Dimerizer to ARIAD and ARIAD’s licensees on at a price equal to fully burdened manufacturing costs plus […***…] percent ([…***…]%); or (b) if a Third Party manufactures such Dimerizer for Bellicum, then Bellicum shall (i) procure for ARIAD and its Affiliates and licensees the right to purchase such Dimerizers from the Third Party on terms no less favorable than those granted to Bellicum, giving ARIAD and its Affiliates and licensees equal priority with respect to quantity or lead time for delivery of such Dimerizers as given to Bellicum, its Affiliates and its Sublicensees, and (ii) grant to such Third Party all licenses to Patent Rights and Technology Controlled by Bellicum (without Bellicum incurring additional expense or obligations to Third Party licensors of Bellicum) as may be required in order for the Third Party to supply ARIAD and ARIAD’s licensees with such Dimerizers. In addition, the supply agreement will provide that, if Bellicum or its Third Party manufacturer fails to supply Dimerizer as required thereby, Bellicum or its Third Party manufacturer will transfer to ARIAD or its designee all technology necessary to manufacture such Dimerizer and will grant all necessary licenses to ARIAD or its designee on a royalty fee basis.
3.5     Compliance With Law. Each Party shall comply with all applicable laws, rules, regulations and guidelines, including without limitation, rules and guidelines of all institutions at which any work relevant to this Agreement or Licensed Products is conducted and rules and guidelines of relevant professional societies, including without limitation the American Society of Gene Therapy.
4.     PAYMENTS AND ROYALTIES
4.1     Payment of Royalties; Royalty Rates; Minimum Royalties
4.1.1    Initial Payment. In consideration of (i) the conversion of Bellicum’s license for […***…] from a non-exclusive license to an exclusive license, and (ii) the inclusion of Cell Transplantation Indications as Primary Indications and the consequent grant to Bellicum of an exclusive license for Cell Transplantation Indications, Bellicum agrees to pay to ARIAD the non-refundable amount of two hundred fifty thousand dollars ($250,000) within […***…].
4.1.2    Royalty Payments. In consideration of (i) the grant of the license by ARIAD under this Agreement, and (ii) the Licensed Technology and Orphan Drug Designation provided and/or transferred hereunder, and subject to the other terms of this Agreement (including the remainder of this Section 4), Bellicum shall pay to ARIAD royalty on annual Net Sales for such Licensed Product at the percentage rates as follows:
(a)     subject to Section 4.1.2(b) and (c) below, commencing on the date of the First Commercial Sale of each Licensed Product in each country in the Territory and continuing until expiration of the Primary License Term with respect to such Licensed Product:

Annual Net Sales	ARIAD Dimerizer Products	Non-ARIAD Dimerizer Products
[…***…]MM	[…***…]%	[…***…]%
>$[…***…]MM	[…***…]%	[…***…]%
(b)     if either (x) the only remaining Valid Claim with respect to such Licensed Product in a country is a claim in Patent Rights covering the […***…]-MTA Technologies and there is Competition or (y) all Valid Claims covering the composition of matter of such Licensed Product or any component thereof, or the use in the Licensed Field of such Licensed Product or any component thereof, in such country have expired but the Primary License Term with regard to such Licensed Product in such country has not expired and there is no Competition, then the following royalty rates shall instead apply until the end of the Primary

License Term with regard to such Licensed Product in such country:

Annual Net Sales	ARIAD Dimerizer Products	Non-ARIAD Dimerizer Products
[…***…]MM	[…***…]%	[…***…]%
>$[…***…]MM	[…***…]%	[…***…]%

(c)     If all Valid Claims covering the composition of matter of such Licensed Product or any component thereof, or the use in the Licensed Field of such Licensed Product or any component thereof, in such country have expired but the Primary License Term with regard to such Licensed Product has not expired and there is Competition, then in consideration of the Licensed Technology and Orphan Drug Designation provided and/or transferred hereunder, the following royalty rates shall instead apply until the end of the Primary License Term with regard to such Licensed Product in such country:

Annual Net Sales	ARIAD Dimerizer Products	Non-ARIAD Dimerizer Products
[…***…]MM	[…***…] %	[…***…] %
>$[…***…]MM	[…***…] %	[…***…] %

Following expiration of the Primary License Term with regard to a Licensed Product in a country, Bellicum shall have a fully paid up, perpetual, irrevocable license under Section 2.1.1 with regard to such Licensed Product in such country.
4.1.3    Milestone Payments. Bellicum shall make the following milestone payments to ARIAD within […***…] after the occurrence of the following events:

Event	Payment
[…***…]

[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
In the event of a […***…], the milestone payable upon the occurrence of […***…] shall be payable by Bellicum (x) upon commencement of […***…] or (y) upon commencement of […***…]; provided that the foregoing shall not apply to any […***…] of a Licensed Product commenced prior to the Effective Date.
In the event of a […***…], the milestone payable upon occurrence of commencement of the […***…] shall be payable by Bellicum upon commencement of […***…] and the milestone payable upon occurrence of commencement of […***…] shall be payable by Bellicum upon the later of (i) commencement of […***…], or (ii) the date (which may during or after such […***…]) when […***…].

4.1.4    Royalty Payments to Certain Third Parties. Any royalty payments owed and payable with respect to the Licensed Products to […***…] University pursuant to that certain […***…], by and between the […***…] and ARIAD Gene Therapeutics, Inc., as amended from time to time (the “[…***…] Agreement”), shall be the sole responsibility and obligation of ARIAD. All other royalty or other payments owed and payable with respect to the Licensed Products, including without limitation any royalty or other payments due to […***…], will be the sole responsibility and obligation of Bellicum.
4.1.5    Acknowledgement. Bellicum recognizes and acknowledges that each of the following, separately and together, has substantial economic benefit to Bellicum: (i) ARIAD’s expertise concerning the discovery and understanding of Dimerizers and dimerization technology; (ii) the licenses granted to Bellicum hereunder with respect to Licensed Technology that is not within the claims of any Licensed Patent Rights; (iii) the licenses granted to Bellicum under Licensed Patent Rights; (iv) the Orphan Drug Designation transferred to Bellicum hereunder; and (v) the exclusivity, if any, which may be afforded to Bellicum by each of the foregoing. The Parties agree that the royalty rates set forth in Section 4.1.2 reflect a fair and reasonable blended allocation of the values provided by ARIAD to Bellicum, regardless of whether any particular Licensed Product utilizes any ARIAD Dimerizer or is covered by Licensed Patent Rights.
4.2.     Payment Terms.
4.2.1    Payment of Royalties. Unless otherwise expressly provided, Bellicum shall make any license or royalty payments owed to ARIAD hereunder in arrears, within […***…] from the end of each quarter in which such payment accrues. For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (a) […***…] or (b) on the date of     […***…]. Each royalty payment shall be accompanied by a report for each country in the Territory in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable, including an accounting of deductions taken in the calculation of Net Sales; the applicable exchange rate to convert from each country’s currency to United States Dollars under this Section 4.2, if any; and the royalties payable in United States Dollars.
4.2.2    Overdue Payments. Subject to the other terms of this Agreement, any payments not paid within the time period set forth in this Section 4 shall bear interest at a rate of […***…] percent         ([…***…]%) per […***…] from the due date until paid in full, provided that in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of ARIAD to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.
4.2.3    Accounting. All payments hereunder shall be made by Bellicum in the United States in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in […***…]) on the last business day of the quarter immediately preceding the applicable calendar quarter. If […***…] ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.
4.2.4    Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Bellicum shall make any applicable withholding payments due on behalf of ARIAD and shall provide ARIAD with such written documentation regarding any such payment as available to Bellicum relating to an application by ARIAD for a foreign tax credit for such payment with the United States Internal Revenue Service.

4.3     Records Retention; Review.
4.3.1    Royalties. Commencing as of the date of First Commercial Sale of the first Licensed Product hereunder, Bellicum and its Affiliates and Sublicensees shall keep for at least […***…] from the end of the calendar year to which they pertain complete and accurate records of sales by Bellicum or its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.
4.3.2    Review. Subject to the other terms of this Section 4.3.2, at the request of ARIAD, which shall not be made more frequently than […***…] during the Term, upon at least […***…] prior written notice from ARIAD, and at the expense of ARIAD (except as otherwise provided herein), Bellicum shall permit an independent certified public accountant reasonably selected by ARIAD and reasonably acceptable to Bellicum to inspect (during regular business hours) the relevant records required to be maintained by Bellicum under this Section 4.3 (provided no records may be reviewed more than once under this Section 4.3.2). Results of any such review shall be binding on both Parties absent manifest error. ARIAD agrees to treat the results of any such accountant’s review of records under this Section 4.3 as Confidential Information of Bellicum subject to the terms of Section 5. If any review reveals a deficiency in the calculation and/or payment of royalties by Bellicum, then (a) Bellicum shall promptly pay ARIAD the amount remaining to be paid, and (b) if such underpayment is by     […***…] percent ([…***…]%) or more, Bellicum shall pay the reasonable out-of- pocket costs and expenses incurred by ARIAD in connection with the review. If any review reveals an overpayment of royalties by Bellicum, ARIAD shall promptly remit such overpaid amounts to Bellicum.

4.3.3    Other Parties. Bellicum shall include in any agreement with its Affiliates or Sublicensees terms requiring such party to retain records as required in this Section 4.3 and to permit ARIAD to inspect such records as required by this Section 4.3.
4.4    Initial Issuance of Common Stock. The Parties hereby acknowledge that in connection with the 2006 Agreement and pursuant to the Stock Purchase Agreement, dated July 25, 2006, between the Parties, Bellicum issued to ARIAD and ARIAD received 206,111 shares of Common Stock, which 206,111 shares of Common Stock constituted, after giving effect to such issuance, […***…] percent ([…***…]%) of Bellicum’s Shares of Common Stock on a Fully Diluted Basis as of July 25, 2006.
5.     TREATMENT OF CONFIDENTIAL INFORMATION
5.1     Confidential Obligations. The Mutual Non-Disclosure Agreement between the Parties dated October 16, 2004 (the “Confidentiality Agreement”) shall apply to information provided under this Agreement. Each Party shall take such action, and shall cause its Affiliates or Sublicensees to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care to prevent the Confidential Information of the other Party from being copied, used or disclosed to any Third Party without the other Party’s prior written consent except for those Third Parties to whom disclosure of the Confidential Information is permitted pursuant to the terms of the Confidentiality Agreement. To the extent of any conflict between the provisions of this Article 5 and the Confidentiality Agreement, the provisions of this Article 5 shall control and pertain to all information provided under this Agreement and the Confidentiality Agreement, retroactive to October 16, 2004.

5.2     Limited Disclosure and Use. ARIAD and Bellicum each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its Affiliates or Sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. ARIAD and Bellicum each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each Party may disclose the Confidential Information of the other Party to any investors, prospective investors, lenders and other potential financing sources and Third Parties conducting due diligence in connection with any financing or acquisition transaction who are obligated to keep such information confidential. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within […***…] of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.
5.3     Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that (a) either party may issue a press release upon execution hereof, (b) either Party may make such a disclosure (i) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, and (ii) to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential, provided that in the event that such disclosure is required under clause (b)(i) of this Section 5.3, the disclosing Party shall provide the other Party with notice beforehand and, to the extent reasonably practical, coordinate with the other Party with respect to the wording and timing of any such disclosure, and (c) ARIAD may disclose the filing by Bellicum or a Sublicensee with the FDA or any other Regulatory Authority of any IND, NDA, BLA or equivalent application or the commencement by Bellicum or a Sublicensee of any clinical trial, provided that ARIAD may only disclose such filing or commencement by a Sublicensee (x) if (i) Bellicum or the Sublicensee makes prior public disclosure of such filing or commencement and (ii) ARIAD provides Bellicum with notice beforehand and, to the extent reasonably practical, coordinates with Bellicum with respect to the wording and timing of any such disclosure or (y) if the Sublicensee consents. If Bellicum or the Sublicensee does not intend to make prior public disclosure of such filing or commencement, Bellicum will so notify ARAIAD with the notice thereof pursuant to Section 3.2.1 and will use good faith efforts to obtain the consent of the Sublicensee for ARIAD to make such disclosure. Once any press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.
5.4     Use of Name. Neither Party shall employ or use the name of the other Party or the name of […***…], […***…], […***…] or […***…] in any promotional materials or advertising without the prior express written permission of the other party.
5.5     […***…]. Notwithstanding anything to the contrary in this Agreement, ARIAD may disclose the terms of this Agreement and Bellicum’s Confidential Information (including the terms of any Bellicum sublicense) to […***…] as reasonable and necessary required to fulfill its obligations under the […***…] Agreement.

6.     PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS
6.1     Patent Filing, Prosecution, Maintenance and Enforcement. ARIAD shall have the sole right, but not the obligation, to prepare, file, prosecute, obtain and maintain, and a first right to enforce, any Licensed Patent Rights (excluding all Patent Rights licensed to Bellicum by […***…] that cover any of the         […***…]-ARIAD MTA Technologies). In the event that ARIAD elects not to enforce any of the Licensed Patent Rights, if the alleged infringement is in the Licensed Field with a product that comprises a cell transfected with both (but not limited to) a gene for an Antigen and one or more genes for Inducible Costimulatory Molecule(s) where the gene or genes for the Inducible Costimulatory Molecule(s) are activated using an ARIAD Dimerizer or a Non-ARIAD Dimerizer, Bellicum may do so at its sole expense; provided that, if the Licensed Patent Right alleged to be infringed is a patent other than a Licensed Patent Right covering any of the […***…]-ARIAD MTA Technologies, Bellicum may do so only with the advance written consent of ARIAD, which may be granted or withheld in ARIAD’s sole discretion. Bellicum may recover, collect and keep any damages collected as a result of such enforcement by Bellicum. Bellicum shall have the sole right, but not the obligation, to prepare, file, prosecute, obtain, maintain and enforce any Bellicum Patent Rights, and as between Bellicum and ARIAD, Bellicum shall have the sole right to prepare, file, prosecute, obtain and maintain any Patent Rights licensed to Bellicum by […***…] that cover any of the […***…]-ARIAD MTA Technologies in accordance with the terms and conditions agreed upon between Bellicum and […***…]. Subject to any rights granted, at any time, by Bellicum to its Affiliates and/or Sublicensees, in the event that Bellicum elects not to enforce any of the Bellicum Patent Rights, ARIAD may do so only at its own expense and only with the advance written consent of Bellicum, which may be granted or withheld in Bellicum’s sole discretion. ARIAD may recover, collect and keep any damages collected as a result of such enforcement by ARIAD.

To the extent Bellicum assumes enforcement of Licensed Patent Rights or ARIAD assumes enforcement of Bellicum Patent Rights under this Section 6, and later elects not to enforce such rights, such Party will notify the other Party in writing promptly upon such election not to so enforce, and in any event, at least […***…] prior to the deadline to submit any filing related thereto.
7.     REPRESENTATIONS AND WARRANTIES
7.1     ARIAD Representations. ARIAD represents and warrants to Bellicum that:
(a)     the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate ARIAD corporate action and will not require the consent or approval of ARIAD’s stockholders;
(b)     this Agreement is a legal and valid obligation binding upon ARIAD and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which ARIAD is a party or by which it is bound;
(c)     ARIAD has the full right and legal capacity to grant the rights granted to Bellicum hereunder without violating the rights of any Third Party;
(d)     ARIAD has provided a true and complete copy of the […***…] Agreement and each […***…] Agreement to Bellicum, and ARIAD is not in material default of the […***…] Agreement or any […***…] Agreement; and
(e)     No royalty or other payment is due under any agreement between ARIAD and a Third Party, as a result of the license granted by ARIAD herein or the practice of the rights granted to Bellicum hereunder, other than any remuneration which may be due pursuant to the […***…] Agreement and the […***…] Agreements.

7.2     Bellicum Representations. Bellicum represents and warrants to ARIAD that:
(a)     the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Bellicum corporate action and will not require the consent or approval of Bellicum’s stockholders;
(b)     this Agreement is a legal and valid obligation binding upon Bellicum and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Bellicum is a party of or by which it is bound;
(c)     Bellicum has the full right and legal capacity to grant the rights granted to ARIAD hereunder without violating the rights of any Third Party; and
(d)     No royalty or other payment is due under any agreement between Bellicum and a Third Party, as a result of the license granted by Bellicum herein or the practice of the rights granted to ARIAD hereunder; and
(e)     To Bellicum’s knowledge, after due investigation, […***…] is the owner of all of the Patent Rights listed in Schedule A under “Part II: For […***…]-ARIAD MTA Technologies”, except for rights to the patents and patent applications entitled “induced activation in dendritic cells” in said Part II of Schedule A, which were partially released to the inventors and licensed to Bellicum by the inventors by license agreement dated as of […***…]. As of the Effective Date, Bellicum (i) has not filed any patent application, (ii) has no internal patent disclosures or similar documents, and (iii) has no license from […***…], except for license agreements dated as of […***…] and […***…], that in each case relates to any product or other discovery or invention conceived or reduced to practice using any proprietary materials provided under any […***…] Agreement, including without limitation, […***…] and any other Dimerizer or […***…] Analog, regardless of whether the quantities of such proprietary materials actually used were manufactured by ARIAD, Bellicum or […***…].

7.3     No Warranties.
7.3.1     Nothing in this Agreement is or shall be construed as:
(a)     a warranty or representation by either Party as to the validity or scope of any patent application or patent licensed hereunder;
(b)     a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;
(c)     a warranty or representation by ARIAD that any information, trade secrets or Technology provided by ARIAD to Bellicum under any license granted pursuant to this Agreement is sufficient to practice the Licensed Patent Rights granted hereunder.
(d)     any warranty or representation regarding (i) an obligation of ARIAD or […***…] to bring or prosecute actions or suits against Third Parties for infringement; (ii) granting by implication, estoppel or otherwise any licenses or rights under patents or other rights of […***…] or […***…] or other persons other than the […***…] IP, regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent Right.
7.3.2     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR ANY OTHER IMPLIED WARRANTIES.

8.     INDEMNIFICATION
8.1     Indemnification.
8.1.1     Bellicum Indemnity. Bellicum shall indemnify, defend and hold harmless ARIAD, […***…], […***…], and their respective Affiliates, directors, officers, employees, stockholders and agents, the inventors identified in the […***…] License Agreement, and each of their respective successors, heirs and assigns, its Affiliates and their respective directors, officers, employees, stockholders and agents, and their respective successors, heirs and assigns (the “ARIAD Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon such ARIAD Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) the development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any Licensed Product (or any component thereof) manufactured or sold by Bellicum or any Affiliate or Sublicensee under this Agreement, or (b) gross negligence or willful misconduct on the part of Bellicum or any of its Affiliates or Sublicensees, except to the extent that such Losses are attributable to the breach by ARIAD of any of its representations, warranties or covenants set forth in this Agreement or the gross negligence or willful misconduct of an ARIAD Indemnitee.
8.1.2     ARIAD Indemnity. Subject to Section 8.1.1 above, ARIAD shall indemnify, defend and hold harmless Bellicum, its Affiliates and Sublicensees and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “Bellicum Indemnitees”), from and against any Losses incurred by or imposed upon such Bellicum Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) the development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any ARIAD Product (or any component thereof) manufactured or sold by ARIAD or any Affiliate or ARIAD sublicensee under this Agreement, or (b) gross negligence or willful misconduct on the part of ARIAD or any of its Affiliates or sublicensees, except to the extent that such Losses are attributable to the breach by Bellicum of any of its representations, warranties or covenants set forth in this Agreement or the gross negligence or willful misconduct of a Bellicum Indemnitee.
8.2     Indemnification Procedures. In the event that any ARIAD Indemnitee or Bellicum Indemnitee (each, an “Indemnitee”) is seeking indemnification under Section 8.1 above from a Party (the “Indemnifying Party”), the Indemnitee shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Indemnitee shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as reasonably requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 8 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1.
8.3     Limitation of Liability. Except for liability to a Third Party under Section 8.1, NEITHER PARTY NOR ITS AFFILIATES OR LICENSORS SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

9.     TERM AND TERMINATION
9.1     Term; Expiration. The term of this Agreement shall commence upon the Effective Date and shall expire upon the expiration of the last Primary License Term, unless terminated as set forth herein (the “Term”).
9.2     Termination Rights for Breach.
9.2.1      Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights and options granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective thirty (30) days after giving written notice to the breaching Party of such termination in the case of a payment breach and ninety (90) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such default or breach is cured or remedied or shown to be non-existent within the aforesaid thirty (30) or ninety (90) day period, the notice shall be automatically withdrawn and of no effect.
9.2.2      Voluntary Termination. Bellicum shall have the right to terminate this Agreement at any time after two (2) years from the Effective Date in the event that Bellicum determines not to develop or commercialize any Licensed Product.
9.2.3      Termination for Bankruptcy. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

9.3     Effects of Termination. Upon any termination of this Agreement by ARIAD or Bellicum under Section 9.2.1 or by Bellicum pursuant to Section 9.2.2, as of the effective date of such termination all relevant licenses and sublicenses granted by ARIAD to Bellicum shall terminate automatically. Upon any termination of this Agreement by ARIAD or Bellicum under Section 9.2.1 or by Bellicum pursuant to Section 9.2.2, subject to applicable statutes, laws, regulations, ordinances and guidelines governing the transfer of the Orphan Drug Designation and any similar designation in any jurisdiction of orphan drug status for AP1903, Bellicum will transfer, assign and convey all its ownership of and any beneficial interest in the Orphan Drug Designation and any similar designation in any jurisdiction of orphan drug status for AP1903 to ARIAD, effective as of the date of termination, and within ten (10) days of such termination, ARIAD and Bellicum shall each submit the required information to the FDA and any other relevant Regulatory Authority to effect the change of the named sponsor of the Orphan Drug Designation and any similar designation in any jurisdiction of orphan drug status for AP1903 from Bellicum to ARIAD in accordance with the applicable statutes, laws, regulations, ordinances and guidelines, and Bellicum shall transfer a complete copy of the Orphan Drug Designation and any similar designation in any jurisdiction of orphan drug status for AP1903, including any amendments or supplements thereto, and correspondence relating thereto, to ARIAD. No termination of this Agreement shall affect ARIAD’s rights pursuant to the Investor Rights Agreement, dated as of July 25, 2006, as amended, except as stated therein. Notwithstanding the foregoing, and subject at all times to the provisions of the […***…] Agreement with respect to the […***…] IP to the extent a license under such […***…] IP is granted to Bellicum under this Agreement, (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of ARIAD, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations of such Sublicensee to ARIAD have been paid, and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Bellicum under this Agreement arising thereafter to the extent of the scope of the sublicense, and (b) Bellicum and its Affiliates and Sublicensees shall have the right, for six (6) months or such longer time period (if any) on which the Parties mutually agree in writing, to sell or otherwise dispose of all Licensed Products then on hand, with royalties to be paid to ARIAD on all Net Sales of such Licensed Products as provided for in this Agreement.
9.4     Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.
9.5     Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 1, 2.1.8, 2.1.9, 2.2.1, 2.2.2, 2.2.3, 4.1.2 (last sentence and with respect to events occurring before termination or sales after termination permitted by Section 9.3), 4.1.4, 4.3.1 (for the period stated therein), 4.3.2, 4.3.3, 5, 6, 7, 8, 9.3, 9.4, 9.5, 10 and 11, as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term. Without limiting the generality of the foregoing, Bellicum shall have no obligation to make any milestone or royalty payment to ARIAD that has not accrued prior to the effective date of any termination of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.
10.     DISPUTES
10.1      Negotiation. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term that relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within […***…] after such notice is received. Said designated senior officials are as follows:

For Bellicum: Chief Executive Officer
For ARIAD: Chief Executive Officer
In the event the designated senior officials are not able to resolve such dispute within the […***…] period, either Party may invoke the provisions of Section 10.2.
10.2     Arbitration. Subject to Section 10.1, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in Boston, Massachusetts. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the State of New York. The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

11.     MISCELLANEOUS
11.1     Insurance.
11.1.1      To the extent and for so long as any […***…] IP is licensed to Bellicum under Section 2.1.1 and as required by the […***…] Agreement, Bellicum shall comply with the terms of this Section 11.1.1. Bellicum shall comply, through insurance written by reputable and financially secure insurance carriers, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to its activities performed under this Agreement. In addition to the foregoing, Bellicum shall maintain Comprehensive General Liability Insurance, including Products Liability Insurance, covering Bellicum’s indemnification obligations hereunder, with reputable and financially secure insurance carrier(s) to cover the activities of Bellicum, its Affiliates and Sublicensees. Such insurance shall provide minimum limits of liability considered to be standard for Bellicum’s industry prior to human clinical trials. Commencing with human clinical trials of a Licensed Products, Bellicum shall maintain such insurance with minimum limits of liability of […***…] dollars ($[…***…]) per occurrence and […***…] dollars ($[…***…]) in aggregate and shall include ARIAD and […***…], […***…], […***…], […***…] and their respective trustees, directors, officers, employees, students, and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during and after the Term. At ARIAD’s request, Bellicum shall furnish a Certificate of Insurance evidencing primary coverage and requiring […***…] prior written notice of cancellation or material change to ARIAD. Bellicum shall advise ARIAD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of Bellicum shall be primary coverage; insurance of the above additional insureds shall be excess and noncontributory. ARIAD acknowledges that the insurance specified in this Section 11.1.1 may be or become unavailable or unavailable on commercially practicable terms. In such event, ARIAD agrees to discuss with Bellicum commercially reasonable alternatives. Each Party shall carry appropriate insurance covering such Party’s indemnification obligations under this Agreement, through insurance written by reputable and financially secure insurance carriers.
11.2     Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written fax confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:
If to ARIAD:    ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, MA 02139
Attn: Chief Executive Officer
With a copy to:    Mintz, Levin, Cohn, Ferris, Glovsky and
Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Jeffrey M. Wiesen, Esq.
If to Bellicum:    Bellicum Pharmaceuticals, Inc.
6400 Fannin St., Suite 2300
Houston, TX 77030
Attn: Chief Executive Officer
With a copy to:    Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attn: L. Kay Chandler, Esq.

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.
11.3     Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.
11.4     Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the State of New York (excluding its body of law controlling conflicts of law).
11.5     Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.
11.6     Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. ARIAD and Bellicum agree that the 2006 Agreement is amended and restated in its entirety as set forth in this Agreement as of the Effective Date and that the 2006 Agreement was in effect from the Original Effective Date until the Effective Date. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.
11.7     Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.8     Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.
11.9     Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other; provided, however, that either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations or sublicense its rights hereunder to its Affiliates, or in connection with the transfer or sale of all or substantially all of such Party’s assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. In the event of such transaction, however, intellectual property rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.9 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.
11.10     Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.
11.11     Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.12     Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.
11.13     Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.
11.14     Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Bellicum may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction. The Parties further agree that, in the event Bellicum elects to retain its rights as a licensee under such Code, Bellicum shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the Bellicum not later than:
(a)     the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or

(b)     if not delivered under Section 11.14(a) above, upon the rejection of this Agreement by or on behalf of Bellicum, upon written request.
11.15     Export Compliance. Each Party, and its Affiliates and sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Bellicum hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold ARIAD harmless (in accordance with Section 8) for the consequences of any such violation.
11.16     Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
11.17     Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative in two (2) originals.

Bellicum Pharmaceuticals, Inc.		ARIA Pharmaceuticals, Inc.

By:	/s/ Thomas J. Farrell	By:	/s/ Harvey J. Berger, M.D.
	Thomas J. Farrell		Harvey J. Berger, M.D.
Title:	Chief Executive Officer	Title:	Chairman and Chief Executive Officer

Schedule A—Licensed Patent Rights

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Schedule B
Licensed Products
1. BPX-101 (formerly BP-GMAX-CD1)
2. CaspaCIDe Donor Lymphocyte Infusion
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